UNITED STATES           SEC FILE NUMBER
               SECURITIES AND EXCHANGE COMMISSION      1-10655
                     Washington, D.C. 20549
                                                    CUSIP NUMBER
                            FORM 12b-25              294092-10-1

                   NOTIFICATION OF LATE FILING

(Check One):    X Form 10-KSB        Form 20-F        Form 11-K
                  Form 10-QSB        Form N-SAR

               For Period Ended:  February 28, 1997
                                  -----------------

                   Transition Report on Form 10-K
                   Transition Report on Form 20-F
                   Transition Report on Form 11-K
                   Transition Report on Form 10-Q
                   Transition Report on Form N-SAR
               For the Transition Period Ended:__________________

     Read Instruction (on back page) Before Preparing Form.
                      Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant

Environmental Tectonics Corporation
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

County Line Industrial Park, James Way, Southampton, PA 18966
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City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portions thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-KSB, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     Evaluation of contract claims against U.S. Government.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       William F. Mitchell          215              355-9100
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            (Name)              (Area Code)    (Telephone Number)

(2)  Have all other periodic reports required
     under Section 13 or 15(d) of the Securities
     Exchange Act of 1934 or Section 30 of the
     Investment Company Act of 1940 during the
     preceding 12 months or for such shorter
     period that the registrant was required to
     file such report(s) been filed?  If answer
     is no, identify report(s).                     X Yes    No

(3)  Is it anticipated that any significant change
     in results of operations from the corresponding
     period for the last fiscal year will be
     reflected by the earnings statements to be
     included in the subject report or portion
     thereof?                                       X Yes    No
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               Environmental Tectonics Corporation
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          (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    5/29/97              By /s/ Duane Deaner
      ------------               --------------------------------
                                 Duane Deaner, Chief Financial
                                 Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                            ATTENTION
Intentional misstatements or omissions of fact constitute Federal
Criminal Violations (See 18 U.S.C. 1001).